LICENSE AGREEMENT

between

IBt SA

and

IsoRay Medical Inc.

LICENSE AGREEMENT

Between:

IBt, a Société Anonyme incorporated in Belgium, having its registered office at 7180 Seneffe, Rue Jules Bordet 1, Zone Industrielle C, Belgium,
hereby duly represented by its legal representatives John Carden, Chairman, and hereinafter referred to as "IBt",

And:

IsoRay Medical Inc., incorporated in Washington, USA, having its registered office at Richland, WA 99354-5411, 350 Hills Street, Suite 106, hereby duly represented by its legal representatives Roger E. Girard, hereinafter referred to as "Iso", IBt and Iso are hereinafter separately referred to as "Party" and jointly as "Parties".

WHEREAS,

IBt has developed certain technology relating to the production of a polymer based encapsulation of seeds and is currently fabricating polymer encapsulated seeds ("OptiSeed") for marketing in the USA;

IBt has developed certain technology relating to the formulation of a jetable fluid (ink) containing the radioactivity to be used in connection with those seeds; IBt owns certain intellectual property rights relating to the above mentioned technology, including but not limited to patent rights and know-how;

Iso owns intellectual property rights relating to the production of a Cs-131 brachytherapy seed, and is currently producing and marketing a Titanium (Ti) encapsulated Cs-131 brachytherapy seed;

Iso wishes to obtain the right to produce polymer encapsulated Cs-131 brachytherapy seeds and to use, sell or otherwise dispose of such products in the U.S.A. under the intellectual property rights related to the IBt proprietary technology;

The Parties have entered into a Letter of Intent dated 15 December 2005 according to which IBt would grant to Iso a license to produce certain products under the aforementioned intellectual property rights and the parties desire to document the terms and conditions of this license.

NOW, THEREFORE,

in consideration of the premises and mutual covenants hereinafter contained

IT HAS BEEN AGREED AS FOLLOWS:

1	DEFINITIONS

In this Agreement (including the Schedules) the following capitalised words and expressions shall have the following meanings whether used in the singular or in the plural:

"Agreement" means the present license agreement including the Schedules.

"Confidential Information" shall mean confidential or proprietary information of one of the Parties. Confidential Information may be in written, graphic, oral, physical or any other possible form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software, and, in the case of IBt, includes, among others, the information listed in Schedule 3, and, in the case of Iso, includes, among others, the information listed in Schedule 4.

"Intellectual Property Rights" shall mean collectively the Know-How, the Licensed Patents, the industrial models, designs or copyrights which are vested in IBt or which IBt is entitled to use or which IBt may acquire or acquire the right to use.

"Know-How" shall mean technical and commercial information, relating to or useful in connection with the Licensed Patents, and the manufacture, use and sale of polymer seeds on the basis of said Licensed Patents, as further specified in Schedule 1.

"Licensed Patents" shall mean the patents and patent applications specified in Schedule 2.

"Net Sales" with respect to a Product shall mean the gross amount billed or invoiced on sales of such Product by Iso less returns. The sale or transfer by Iso to a sub-licensee or distributor shall not be considered as a sale for the purpose of this definition, but the resale by such sub-licensee or distributor to third parties shall be the Net Sale.

"OptiSeed" shall mean the polymer based seed fabricated by IBt on the basis of the Licensed Patents.

"Person" shall mean any person, firm, corporate or unincorporated association, body or entity, excluding IBt or Iso.

"Personnel" shall mean and includes any individual or company a Party employs as a partner, employee or independent contractor.

"Products" shall mean a brachytherapy devices containing the isotope Cs-131 to be used for the therapy of any malignant tumor type for which Iso has received clearance to market in the Territory and (i) embodying at least one claim of one or more of the Licensed Patents and/or (ii) manufactured or used using the Know-How.

"Schedule" shall mean an appendix to the present license agreement.

"Territory" shall mean the United States of America.

2	GRANT OF LICENSE

2.1
IBt hereby grants to Iso an exclusive license under the Intellectual Property Rights in order to manufacture, have manufactured, promote, use and sell the Products in the Territory subject as hereinafter provided.

2.2
Iso intends to develop, produce and commercialize a Cs-131 containing polymer encapsulated seed and stranding to be used in conjunction with said Cs-131 polymer encapsulated seed under this license. Should Iso decide to develop, produce and / or commercialize any other device falling within the definition of the “Products”, example; Cs-131 containing microspheres or Cs-131 containing brachytherapy sources in a form other than seeds (collectively, “Other Devices”), Iso agrees to inform IBt of its intention and further agrees not to proceed with such development without the written consent of IBt, such consent not to be unreasonably withheld and all development, production and commercialization of Other Devices shall be pursuant to the terms and conditions of this Agreement. Subsequently in this agreement, any reference to Products shall be understood to include Other Devices as Products.

2.3	The rights and licenses granted by IBt to Iso under Article 2.1 may not be transferred or sublicensed by Iso without the prior written consent of IBt.

2.4	No license is granted by IBt for any other isotope than Cs-131 and for any other territory.

2.5	The license provided under this Article 2 shall only take effect in the event the feasibility phase referred in Article 3.1 is terminated with a positive confirmation, as provided in Article 3.1.1.

3	FEASIBILITY PHASE AND CONFIRMATION

3.1
Because the most technologically challenging task in the development of the Products is, according to the Parties, the formulation of an ink containing the required Cs-131 activity, the Parties agree to perform the Agreement in two steps as follows :

3.1.1	Feasibility phase

As soon as possible after the signing of the Agreement, technical teams of IBt and Iso shall meet at the offices of Iso to discuss requirements, constraints and potential candidate materials for the formulation of an acceptable Cs-131 ink. These meetings will be held for a maximum of three days and will be attended by two representatives of IBt, including John Carden.

Immediately after these meetings, Iso representatives will further study the feasibility of the project contemplated in this Agreement and will confirm in writing to IBt by 28 February 2006 at the latest, whether they believe in good faith that the project is feasible in their views and whether they want to go further into the implementation of the Agreement.

3.1.2	Final development

Upon a positive written confirmation of Iso pursuant to Article 3.1.1, the Parties will further perform the Agreement and will collaborate in good faith to assess how to proceed with the development of the final ink, based on the outcome of the feasibility phase. This final development phase will be performed by Iso with assistance by IBt, should IBt agree to provide such assistance. [ **]

3.1.3	Absence of a positive confirmation

Should Iso reach in good faith the conclusion that the project is not feasible and send a negative notification to IBt by the date provided in Article 3.1.1, IBt will pay back to Iso 25,000 USD out of the 50,000 USD already paid by Iso according to Article 5.7 and this Agreement shall automatically terminate, with the consequences provided in Article 15. Should Iso fail to provide notification, either positive or negative, by the date provided in Article 3.1.1, the Parties agree that this shall be construed as a positive notification and the program shall proceed as specified in this document.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

4	PROVISION OF KNOW-HOW AND TECHNICAL ASSISTANCE

4.1
IBt shall disclose to Iso the Know-How as shall be necessary to enable Iso to perform the feasibility phase defined in Article 3 and then to enable Iso to manufacture, use and sell the Products, as provided below:

4.1.1	Facility design, preparation and commissioning:

IBt will provide specifications for the equipment to be used by Iso and recommend suppliers for such equipment. Iso will place orders [**] for such equipment, shipping, any taxes or duty and any other costs associated with obtaining, installing or commissioning the required equipment.

IBt will provide access to [**]. The object of this technical assistance is to provide to Iso the skills required to install and commission its in-house Cs-131 polymer seed fabrication area.

The duration of this assistance period will be [**] and will be ended when IBt will have reached the objective and reasonable conclusion that all the necessary information has been provided to Iso, with a two (2) week notice to Iso. If required and when needed, IBt will, on a best effort basis, assist Iso in this process at the facilities of Iso [**].

4.1.2	Manufacturing procedures

IBt will provide Iso access to its relevant OptiSeed manufacturing procedures on an "as is" basis and without implied guarantee concerning their suitability for the manufacture of a Cs-131 polymeric seed. It will be the sole responsibility of Iso to decide what procedures are appropriate to use for its manufacturing process and how, if at all, they should be applied.

4.1.3	Regulatory

IBt will provide Iso [ **] and, within the limits specified in agreements between IBt and third parties, [**].

4.2
The Know-How and the information provided by IBt or developed in cooperation with IBt pursuant to the Agreement shall be used by Iso solely for the purpose of the development, manufacture, use and sale of the Products in the Territory during the term of this Agreement.

4.3	Where Iso's Personnel attend at the premises of IBt, Iso shall [**].

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5	FEES AND ROYALTIES
In consideration for the rights granted to Iso pursuant to this Agreement, Iso shall pay to IBt license fees (the "License Fee") and royalties as determined below:

5.1	License Fee:

The License Fee amounts to $500,000, including the upfront payment of $50,000 referred to in Article 5.7, the remaining of which Iso shall pay to IBt as follows: $225,000 no later than March 5, 2006 and (ii) $225,000 no later than August 15, 2006.

Except for 50 % of the upfront payment referred to in Article 5.7, the License Fee shall not be refundable for whatever reason and shall in all cases be and remain the sole property of IBt.

5.2	Royalties on sales:

Iso shall pay to IBt royalties equal to the larger of the Royalty on Net Sales as calculated in 5.3 below or the Minimum Royalties as mentioned in the following table:

Year	Minimum Royalties	Minimum Royalties
	(Annual)	(Quarterly)
2006		Initial license fee
2007	$400,000	$100,000
2008 through 2009	$600,000	$150,000
2010 through end	$800,000	$200,000

5.3	Royalty payment as a function of Net Sales revenue:

Year

Net Sales	Royalty Rate

[**]	[**]

5.4
The License Fee and the royalty payments shall be paid to IBt in USD in Belgium on account number [**], at ING bank with IBAN number [**] with mention “License Fee & royalty” or at such other place as IBt may reasonably designate consistent with the laws and regulations controlling in any foreign country.

5.5
Royalty payments shall be made by Iso on a quarterly basis with payment received by IBt no later than the 45 days following the end of the quarter and with submission of the reports required by Article 6. All amounts due under this Agreement shall, if overdue, automatically bear interest until payment at a per annum rate of eight percent (8%) above the prime rate in effect at the European Central Bank published on the due date. The payment of such interest shall not foreclose IBt from exercising any other rights it may have resulting from any late payment.

5.6
Any failure or any delay by Iso of more than 60 days to fully pay the License Fee or the annual royalties owed to IBt as specified in this Article 5 shall entitle IBt to terminate the Agreement in accordance with Article 14.1 below. In this case, IBt shall have a first right of refusal to purchase from Iso all of the equipment used in the production of the Products at book value and shall have access to the relevant records and books of Iso to check that book value, as provided in Article 6. In the event IBt exercises this right of first refusal, IBt shall have no right to produce the Products or use the equipment for production of the Products.

5.7	Upfront payment

5.7.1	Upon signing of the Letter of Intent referred to in the preamble, Iso has paid to IBt an upfront payment on the License Fee defined in Article 5.1 of $50,000.

5.7.2
If a negative conclusion is reached in good faith by Iso at the end of the feasibility phase in accordance with Article 3.1.3 with the consequence that Iso believe that an acceptable ink solution cannot be developed for Cs-131 seeds, $25,000 out of this upfront payment shall be reimbursed by IBt to Iso upon receipt of the notification mentioned in Article 3.1.3.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6	REPORTS AND RECORDS

6.1
Iso shall keep records containing all particulars necessary to show the amounts payable to IBt under the Agreement. The books of account shall be kept at Iso's principal place of business. The books and supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, for inspection by IBt or its agents to the extent necessary to verify Iso's royalty statement or compliance in other respects with this Agreement, provided, however, that such inspection shall take place no more frequently than once every six (6) months. Iso agrees to permit such books and records to be examined at ordinary business hours with reasonable prior notice to Iso. Such examination is to be made under appropriate confidentiality restrictions, at the expense of IBt, except that if such inspection leads to the discovery of discrepancy in reporting which is greater than five percent (5%) to IBt's detriment, Iso agrees to pay the full cost of such inspection.

6.2
Iso shall provide to IBt a written annual report on or before 31 January of each calendar year. The annual report shall summarize progress on research and development, regulatory approvals, manufacturing, sublicensing if authorised, marketing and sales during the preceding twelve (12) months, and plans for the coming year.

6.3
 After the first commercial sale of a Product, Iso shall provide quarterly reports to IBt. The quarterly reports shall be delivered within forty five (45) days after March 31, June 30, September 30, and December 31 of each year. The quarterly reports shall give particulars of the business conducted by Iso during the preceding quarter that are pertinent to a royalty accounting, including:

[**]

7	PROPRIETARY RIGHTS ON DEVELOPMENTS

7.1
The Intellectual Property Rights and all new intellectual property rights or know how developed by either Party during the performance of the Agreement in connection with the formulation, preparation and rationale for the composition and the processing selection of the ink shall remain the exclusive property of IBt. However, these rights will be automatically licensed to Iso pursuant to this Agreement for its use in the fabrication of Cs-131 seeds exclusively and their sale in the Territory and for the duration of this Agreement.

7.2
Any intellectual property right or know how developed in relation to the production, separation and purification of Cs-131 for use in a brachytherapy device shall remain the exclusive property of Iso and shall not be used by IBt without the express prior consent of Iso.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8	INFRINGEMENT

8.1
Iso shall forthwith give notice in writing to IBt of any infringement or suspected or threatened infringement in the Territory of the Intellectual Property Rights that shall at any time during the term of this Agreement come to its knowledge.

8.2	IBt and Iso shall thereupon discuss what steps should be taken to prevent or terminate such infringement, including the institution of legal proceedings where necessary.

8.3
If it is decided to take any such steps, Iso and IBt shall provide or procure to the other Party such assistance (including the furnishing of documents and information and the execution of all necessary documents) as the other Party may reasonably request.

9	MAINTENANCE OF THE INTELLECTUAL PROPERTY RIGHTS

IBt shall pay all costs and fees and do all such acts and things as may be reasonably necessary to obtain the registration of and shall during the period of this Agreement pay all renewal fees and do all such acts and things as may be necessary to maintain the Intellectual Property Rights.

10	CONFIDENTIALITY

10.1
Each Party shall use the Confidential Information disclosed by the other Party ("Disclosing Party") only for the execution of the Agreement and shall not otherwise use or exploit the Disclosing Party's Confidential Information for its own benefit or the benefit of another party without the prior written consent of the Disclosing Party. The Party receiving Confidential Information ("Receiving Party") shall not file or (try to) obtain any intellectual property rights on results or ideas arising from the evaluation of Confidential Information.

10.2
The Receiving Party undertakes to the Disclosing Party that for the period of this Agreement and thereafter it shall keep and it shall procure that its Personnel keeps secret and confidential the Confidential Information communicated to it by the Disclosing Party and shall not disclose the same or any part thereof to any person whatsoever other than to its Personnel directly concerned with the execution of the Agreement provided that before any such disclosure the Receiving Party shall procure that its Personnel concerned shall execute a confidentiality undertaking in a form approved by the Disclosing Party.

10.3	The Receiving Party will only make copies of the Confidential Information if strictly required for the execution of the Agreement.

10.4
All obligations created by this Article 10 shall remain in full force and effect during twenty (20) years after the date of disclosure of the Confidential Information. Notwithstanding this Agreement, the Receiving Party may use or disclose Confidential Information of the Disclosing Party to the extent it is clearly able to demonstrate, by clear and convincing evidence, that such Confidential Information:

(a)
was in the public domain or the subject of public knowledge at the time of disclosure, or becomes part of the public domain or the subject of public knowledge through no fault, negligence or breach of contract of the Receiving Party or any party to whom the Receiving Party has disclosed the Confidential Information;

(b)	was lawfully in its possession or in the possession of its affiliates and known to it prior to disclosure as evidenced by documents antedating the date of disclosure;

(c)	becomes available to the Receiving Party or its affiliates from a third party not in breach of a legal obligation of confidentiality in respect hereof;

(d)	was subsequently and independently developed as shown by written records by its Personnel who had no knowledge of such information, or

(e)
was required to be disclosed by law, court or governmental order, provided that the Receiving Party in such case shall immediately notify the Disclosing Party in writing of such obligation and shall provide adequate opportunity to the Disclosing Party to object to such disclosure or request confidential treatment thereof.

Exceptions (a) through (e) shall not permit the Receiving Party to disregard the obligations of confidentiality herein merely because individual portion(s) of the Confidential Information may be found within such exceptions, or because the Confidential Information is implicitly but not explicitly disclosed in Confidential information falling within such exceptions.

10.5
During the period of this Agreement and at any time thereafter the Receiving Party agrees that it will, upon the request of the Disclosing Party but at its own expense, take such steps as the Disclosing Party may require to enforce any such confidentiality undertaking given by Personnel of the Receiving Party, including in particular but without prejudice to the generality of the foregoing obligation, the initiation and prosecution of any legal proceedings and the enforcement of any judgement obtained. All such steps as aforesaid to be taken by the Receiving Party shall be taken as expeditiously as possible and the Receiving Party agrees that in respect of its obligation to enforce such confidentiality undertakings as aforesaid time shall be of the essence in complying with the requirements of the Disclosing Party.

10.6
All Confidential Information disclosed pursuant to this Agreement shall be and remain the Disclosing Party's property. Upon termination for any reason or expiry of the Agreement, all the Confidential Information and all copies thereof shall be immediately returned to the Disclosing Party upon its request, or destroyed at its option.

11	LIABILITIES AND WARRANTIES

11.1
Except as otherwise provided in this Agreement, each Party shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold the other Party or, as the case may be, any other prejudiced party, harmless against all claims, liabilities, damages, expenses or costs (including attorneys’ and experts’ fees) of any kind whatsoever, arising out of a breach by this Party of its obligations under this Agreement. In addition, Iso shall be liable for any negligence, act or omission of its Personnel and any other third party having obtained information regarding the Agreement from Iso which would result in the infringement of the Intellectual Property Rights or the other rights of IBt. In addition, IBt shall be liable for any negligence, act or omission of its Personnel and any other third party having obtained information regarding the Agreement from IBt which would result in the infringement of the intellectual property rights or the other rights of Iso.

11.2
Except as otherwise provided in this Agreement, IBt, its Personnel and affiliates make no warranties of any kind, including but not limited to warranties of merchantability, fitness for a particular purpose, feasibility of the project contemplated under this Agreement, validity of Licensed Patents. Nothing in this Agreement shall be construed as a warranty that the practice by Iso of the Licensed Patents shall not infringe the intellectual property rights of any third party. IBt, its Personnel and affiliates shall not be liable for indirect damages except if due to their will-full misconduct. IBt's liability under the Agreement shall in any event be limited to the amounts paid by Iso to IBt under the Agreement.

12	FORCE MAJEURE

12.1
It is agreed that neither IBt nor Iso shall be liable under this Agreement for delay or failure to carry out its provisions to the extent that such failure is caused by sabotage, fire, flood, acts of God, civil commotions, strikes, slow-downs or industrial action of any kind, riots, insurrections, wars, acts of any governmental authority, priorities granted at the request or for the benefit directly or indirectly of any government agency or any cause (whether similar to the foregoing or not) beyond their respective control. IBt or Iso (as the case may be) shall promptly inform the other of the existence of such conditions of force majeure and they shall consult together to find a mutually acceptable solution.

13	TERM

13.1
The license and the other rights granted under this Agreement are, unless terminated by the provisions of Article 14 hereof, granted for fifteen (15) years from the date of signing. At the end of this fifteen (15) year term, the Agreement may be extended for further five (5) year periods upon mutual written agreement of the Parties.

14	EARLY TERMINATION

Without prejudice to any other rights that it may have under the terms of this Agreement or pursuant to the law, IBt may, at its option, immediately terminate this Agreement and the license therein granted forthwith by notice in writing to such effect and without intervention of a court ("de plein droit"):

14.1	if Iso fails to pay the License Fee or the annual royalties owed to IBt as required in Article 5;

14.2
if Iso is in material or persistent breach of any of the terms and conditions of this Agreement and, if such breach is capable of remedy, fails to remedy the same within thirty (30) days after receiving written notice from IBt specifying the default and requiring it to be remedied; or

14.3
if Iso is placed into voluntary or compulsory liquidation or compounds with its creditors or has a receiver appointed of all or any part of its assets or takes or suffers any similar action in consequence of debt.

15	CONSEQUENCES OF TERMINATION

15.1
In the event of termination of this Agreement howsoever arising, Iso shall, at its own costs, return promptly to IBt all technical material including but not limited to production records in its possession relative to the development or the manufacturing of the Products, the Intellectual Property Rights, the Know-How, Confidential Information owned by IBt, and any other proprietary rights of IBt developed in the meantime, and all copies thereof. Also in the event of termination of this Agreement howsoever arising, IBt shall, at its own costs, return promptly to Iso all technical material including but not limited to production records in its possession relative to the development or the manufacturing of the Products, Iso's intellectual property rights, Iso's know-how, Confidential Information owned by Iso, and any other proprietary rights of Iso developed in the meantime, and all copies thereof. For the avoidance of doubt, the Parties stress and agree that this will include any documentation, production records or any other materials that might allow a third party to replicate a polymer seed production process.

15.2	In the event of termination or expiry of this Agreement howsoever arising, all rights and licences granted to Iso hereunder shall cease automatically to be of any force and effect.

15.3
Without prejudice to Article 5.5, in the event of termination or expiry of this Agreement howsoever arising, Iso may complete the sale of the Products, provided that Iso shall liquidate such stocks with due diligence and under the supervision of IBt and provided, however, all sums due to IBt have first been paid.

15.4
Termination shall be without prejudice to (a) IBt's rights and obligations pursuant to Article 5 (Royalties and Fees) to the extent that the obligation to pay the License Fee or any royalties has arisen but said royalties and/or License Fee have not yet been paid, and (b) IBt' rights and Iso's obligations pursuant to Article 7 (Proprietary Rights on Development), Article 9 (Maintenance of Intellectual Property Rights), Article 10 (Confidentiality) and (c) IBt' and Iso's rights and obligations pursuant to Article 6 and 11 (Reports and Liabilities and warranties).

15.5
Termination shall be without prejudice to any cause of action or claim of IBt accrued or to accrue because of any breach or default by Iso. Termination shall be without prejudice to any cause of action or claim of Iso accrued or to accrue because of any breach or default by IBt.

16	NON HIRING AND NON COMPETITION

16.1
Except as the other Party expressly authorizes in writing in advance, neither Party shall solicit, offer work to, employ, or contract with, whether as a partner, employee or independent contractor, directly or indirectly, any of the other Party’s Personnel during the Agreement or during the twelve (12) months thereafter. In the event of a breach, the breaching Party shall pay compensation to the non-breaching Party in the form of liquidated damages equal to the greater of one (1) year’s compensation either (a) offered to the Personnel by the breaching Party or (b) paid or offered to the Personnel by the non-breaching Party.

16.2
Nothing in the Agreement shall restrict Iso's ability to exploit its own intellectual property rights, and thus to produce, sell and provide products and services which in no way incorporate or are produced, sold or provided using the Intellectual Property Rights or the Know How. In the event of a dispute, Iso shall bear the burden of proving that any products which it may produce or sell or any services it may provide were produced, sold and provided without in any way using the Intellectual Property Rights or the Know How.

17	GENERAL PROVISIONS

17.1
The failure of either Party at any time to require performance by the other Party of any provisions of this Agreement shall in no way affect the right of such Party to require performance of any provisions. Any waiver by any Party of any breach of any provisions of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions or any other provisions of this Agreement. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

17.2
Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction and in the event of any provisions being severed, there shall be deemed substituted a like provision to accomplish the intent of the Parties to the extent permitted by the applicable law save that if Article 10 (Confidentiality) above shall be deemed to be prohibited or unenforceable in whole or in part, then notwithstanding anything to the contrary herein, this Agreement shall forthwith cease and terminate.

17.3	Any governmental impost payable in the Territory in connection with the registration or approval of this Agreement shall be for the account of Iso.

17.4	Any notice or communication to be given or made hereunder shall be deemed to be properly given or made:

17.4.1
Three (3) working days after being sent to the intended recipient by pre-paid recorded delivery post (special courier), addressed to its registered office marked for the attention of a principal officer;

or

17.4.2	Twenty-four (24) hours after the time of dispatch of a facsimile or e-mail message.

17.5
The rights and licenses granted by IBt in this Agreement may not be assigned by Iso to another party (other than a wholly owned subsidiary to which Iso may assign this License Agreement at any time); without the prior written consent of IBt.

17.6
This Agreement contains the entire agreement of the Parties hereto with regard to the object to which it refers and contains everything the Parties have negotiated and agreed upon within the framework of this Agreement.

17.7	No amendment or modification of this Agreement shall take effect unless it is in writing and is executed by duly authorized representatives of both Parties.

17.8	This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

17.9	In respect to the public nature of both Parties, the Parties agree to not disclose the existence or the content of this Agreement to the public without mutual consultation, coordination and consent.

18	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Grand Duchy of Luxemburg. Any litigation relating to the conclusion, validity, interpretation or performance of this Agreement, or of subsequent contracts or operations derived herefrom, as well as any other litigation concerning or related to the this Agreement, without any exception, shall be submitted to the exclusive jurisdiction of the Luxemburg Courts.

AS WITNESS the hands of the duly authorized representatives of the Parties hereto the day and year first above written.

Signed in Atlanta, Georgia, USA on February 2, 2006, in two original copies, each Party acknowledging having received one of these copies,

IBt
By	/s/ John Carden
Name	John Carden
Capacity	Chairman

Iso
By	/s/ Roger E. Girard	By
Name	Roger E. Girard	Name
Capacity	CEO/Chairman	Capacity

SCHEDULE 1: KNOW-HOW

a)	Certain know-how of IBt relating to the fabrication of OptiSeed and the formulation preparation and rationale of a jetable fluid (ink);

b)	identity, design and purpose for all equipment used in the preparation of jetable fluid (ink) and the identity, purpose and rationale for the choice of all equipment used in the dispensing of inks.

c)
Proprietary designs and techniques related to the manufacturing and processing of plastic seeds for the therapy of any malignant tumor type for which Iso has received clearance to market in the Territory.

SCHEDULE 2: LICENSED PATENTS

United States Patent	6,589,502
Coniglione , et al.	July 8, 2003

Radioisotope dispersed in a matrix for brachytherapy

Abstract

Therapeutic sources for use in the practice of brachytherapy are fabricated from radioactive composites of a radioactive powder of palladium-103, yttrium-90, phosphorus-32 or gold-198 and a biocompatible polymeric matrix. The particles of radioactive powder are dispersed within the polymer essentially randomly throughout a particular volume. The polymeric matrix is desirably manufactured with pre-selected flexibility suitable to its intended use, e.g. in the form of a rod, hollow rod, suture, film, sheet, or microspheroidal particles. The radioactive composites produce therapeutic sources which generate a radiation field that is substantially uniform in all directions. The therapeutic source may assembled from the radioactive composite during a medical procedure to emit the desired amount of therapeutic radiation. Optionally, the polymer is selected to dissolve or degrade in the body at a predetermined rate, the rate chosen depending upon the half life of the radioisotope used in the therapeutic source.

United States Patent	6,461,433
Carden, Jr. , et al.	October 8, 2002

Fluid-jet deposition of radioactive material

Abstract
d)
A method and apparatus for precisely applying radioactive material to a substrate such as a brachytherapy device is disclosed. A radioactive fluid adapted to cure rapidly is deposited as discrete dots onto a surface with a fluid-jet printhead. The apparatus comprises a fluid-jet printhead in communication with a chamber containing radioactive fluid to be applied by the printhead. The printhead is microprocessor driven, and the microprocessor may be provided with feedback from a station where the radioactivity deposited on a preceding substrate in a batch is measured, permitting the system to be recalibrated on an ongoing basis as the batch of printed devices is produced. Compensation for attenuation of radiation by a casing may also be made part of the feedback technique. Also disclosed is a brachytherapy device having printed on a surface dots of radiation-emitting material, in a pattern comprising various bands, dots or areas. Fluids suitable for printing by a fluid-jet printhead comprise a binder such as an acrylic resin or silicate, and a radioactive salt, compound or complex, dissolved in a radiation resistant solvent. Alternative fluids comprise radioactive salts, compounds, or complexes adsorbed onto a microparticulate carrier, or elemental microparticles, dispersed in a rapidly curable radiation-resistant fluid medium.

SCHEDULE 3 CONFIDENTIAL INFORMATION OWNED BY IBT

Confidential Information of IBt includes without being limited thereto, any and all information relating to OptiSeed, IBt’s activities and Know-How disclosed by or on behalf of IBt. It is stressed that confidential information of IBt includes, in relation to the ink, materials used in its current ink formulations, all considerations relating to the choice of these materials, identity, design and purpose for all equipment used in the preparation of inks and the identity, purpose and rationale for the choice of all equipment used in the dispensing of inks to fabricate seeds. IBt is entering into this agreement with the understanding that Iso will take all steps necessary to safeguard this information.

 SCHEDULE 4 CONFIDENTIAL INFORMATION OWNED BY ISO

Confidential Information of Iso includes, but is not limited to, any and all information related to Cs-131 production, Cs-131 incorporation into brachytherapy products, trade secrets and know-how disclosed by or on behalf of Iso. Confidential information of Iso includes methods of Cs-131 separation and purification, means to produce carrier-free, or substantially carrier-free Cs-131 products, methods of preparing barium precursors to Cs-131 production, as well as the identity, design, and purpose of materials and equipment used in the producing ultra-pure Cs-131 for medical and other uses. Confidential information of Iso also includes certain method of attaching Cs-131 to components of brachytherapy products, means of producing finished products for delivering radiation from Cs-131 directly to malignant tissue, and methods for optimizing the distribution of radiation emitted from a Cs-131 brachytherapy device. Iso is entering into this agreement with the understanding that IBt will take all steps necessary to safeguard this information as if it were their own.